InvenTrust Properties
Essential **Retail**. Smart **Locations**.®

IVT LISTED NYSE
NEWS RELEASE

InvenTrust Properties Announces Recast of $400 Million Unsecured Term Loans

DOWNERS GROVE, Ill – August 27, 2025 – InvenTrust Properties Corp. ("InvenTrust," "IVT" or the "Company") today announced it has closed on its amended unsecured term loans, resulting in extended maturities and improved pricing that strengthen the Company's financial flexibility and aligns with its strategic capital plan.

"The recast of our term loans demonstrates the strength and resilience of our grocery-anchored Sun Belt portfolio," said Mike Phillips, EVP, Chief Financial Officer and Treasurer of InvenTrust. "This transaction improves our maturity profile by extending our weighted average maturity from 2.9 to 5.1 years and provides certainty around our capital structure."

The Company extended the maturity date on the $200 million term loan ("Tranche A-1") to August 2030 and the $200 million term loan ("Tranche A-2") to February 2031. In addition, the Company entered into forward-starting interest rate swap agreements resulting in all-in weighted average fixed rates of 4.50% and 4.58%, respectively, based on the loans' current applicable spreads.

Wells Fargo Securities, LLC and KeyBanc Capital Markets Inc. served as Joint Bookrunners and Joint Lead Arrangers for the term loans. KeyBank National Association served as the Syndication Agent and Wells Fargo Bank, N.A. served as the Administrative Agent. U.S. Bank National Association and Fifth Third Bank, National Association served as Joint Lead Arrangers and Co-Documentation Agents on Tranche A-1 and JP Morgan Chase Bank, N.A., PNC Capital Markets LLC and BofA Securities, Inc. served as Joint Lead Arrangers and Co-Documentation Agents on Tranche A-2. Additional support was provided by Truist Bank and First Horizon Bank.

InvenTrust Properties
Essential Retail. Smart Locations.®
IVT LISTED NYSE
NEWS RELEASE

About InvenTrust Properties Corp.

InvenTrust Properties Corp. is a premier Sun Belt, multi-tenant essential retail REIT that owns, leases, redevelops, acquires and manages grocery-anchored neighborhood and community centers as well as high-quality power centers that often have a grocery component. Management pursues the Company's business strategy by acquiring retail properties in Sun Belt markets, opportunistically disposing of retail properties, maintaining a flexible capital structure, and enhancing environmental, social and governance practices and standards.

Availability of Information on InvenTrust Properties Corp.'s Website and Social Media Channels

Investors and others should note that InvenTrust routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission filings, press releases, public conference calls, webcasts and the InvenTrust investor relations website. The Company uses these channels as well as social media channels (e.g., the InvenTrust X account (https://x.com/inventrustprop); and the InvenTrust LinkedIn account (linkedin.com/company/inventrustproperties) as a means of disclosing information about the Company's business to our colleagues, investors, and the public. While not all of the information that the Company posts to the InvenTrust investor relations website or on the Company's social media channels is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media and others interested in InvenTrust to review the information that it shares on www.inventrustproperties.com/investor-relations and on the Company's social media channels.

For Additional Information:

Investor Relations
Dan Lombardo
Vice President of Investor Relations
630-570-0605
dan.lombardo@inventrustproperties.com